Exhibit 99.1

Friday, July 28, 2017

Company Press Release

Source: Salisbury Bancorp, Inc.

Salisbury Contact: Richard J. Cantele, Jr., President and Chief Executive Officer

860-435-9801 or rcantele@salisburybank.com

FOR IMMEDIATE RELEASE

SALISBURY BANCORP, INC. REPORTS RESULTS FOR SECOND QUARTER 2017; DECLARES 28 CENT DIVIDEND

Lakeville, Connecticut, July 28, 2017 /GlobeNewswire…..Salisbury Bancorp, Inc. (“Salisbury”), NASDAQ: “SAL”, the holding company for Salisbury Bank and Trust Company (the “Bank”), announced results for its second quarter ended June 30, 2017.

Net income allocated to common shareholders was $1.9 million, or $0.68 per common share, for the second quarter ended June 30, 2017 (second quarter 2017), compared with $1.6 million, or $0.58 per common share, for the first quarter ended March 31, 2017 (first quarter 2017), and $1.7 million, or $0.63 per common share, for the second quarter ended June 30, 2016 (second quarter 2016).

Selected Second Quarter 2017 Financial Highlights

•	The previously announced acquisition of the New Paltz, New York branch closed during the second quarter adding $31 million in deposits and $7 million in loans. The New Paltz branch is Salisbury’s 14th full service branch facility and expands Salisbury’s presence in New York State, which is comprised of seven (7) branches in Dutchess, Orange and Ulster Counties in New York.
•	Net Income per share increased to $0.68 per share from $0.58 last quarter and $0.63 for the second quarter 2016.
•	Wealth assets under administration increased to $586 million at June 30, 2017, an increase of $62 million, or 12%, from first quarter 2017.
•	Book value per common share increased to $34.66 at June 30, 2017 from $34.38 at March 31, 2017, and $33.57 at June 30, 2016.

Richard J. Cantele, Jr., President and Chief Executive Officer, stated,

“We are pleased to report that second quarter results reflect continued progress in enhancing the long term value of our franchise. We grew the footprint of our company with the consummation of a branch acquisition in New Paltz, New York, which expands our delivery system and customer base in the Hudson River communities. Our wealth assets under management also grew, which helps to diversify our sources of income. During the second quarter, we continued to grow net interest income and build value for our shareholders. Our focus on asset quality remains in the forefront and the control of non-interest expense, while always maintaining our commitment to outstanding customer service, improves our efficiency. We continue to believe that despite the highly competitive banking market in the three states in which we operate, we are well-positioned for continued growth and success.”

Net-Interest Income

Tax equivalent net interest income for second quarter 2017 decreased $211 thousand, or 2.5%, versus first quarter 2017, and increased $121 thousand or 1.5%, versus second quarter 2016. Average earning assets increased $3.8 million versus first quarter 2017, and increased $37.3 million versus second quarter 2016. Average total interest bearing deposits increased $6.9 million versus first quarter 2017 and increased $11.3 million versus second quarter 2016. The net interest margin of 3.63% decreased 11 basis points versus 3.74% for the first quarter 2017 and decreased 8 basis points versus 3.71% for the second quarter 2016.

Interest income for the second quarter 2017 reflects net accretion related to the fair value adjustments of loans acquired in the Riverside Bank acquisition in the amount of $250 thousand. The first quarter 2017 and second quarter of 2016 included similar adjustments of $495 thousand and $403 thousand, respectively.

Non-Interest Income

Non-interest income for second quarter 2017 decreased $72 thousand versus first quarter 2017 and decreased $49 thousand versus second quarter 2016. Trust and Wealth Advisory revenues increased $38 thousand versus first quarter 2017 and increased $8 thousand versus second quarter 2016. The quarter-over-quarter net revenue increase for the Trust and Wealth Advisory division reflects tax preparation fees net of slightly lower asset based fees collected as compared to the prior quarter resulting mostly from estate and planning related distributions. Revenue for Trust and Wealth Advisory Services came in higher year over year representing a net growth in asset based fees. Service charges and fees decreased $60 thousand versus first quarter 2017 and increased $149 thousand versus second quarter 2016. The decrease was substantially a result of $45 thousand in lower fees related to commercial mortgages. Income from sales and servicing of mortgage loans decreased $33 thousand versus first quarter 2017 and decreased $41 thousand versus second quarter 2016. The decrease from the first quarter 2017 is mainly attributable to lower gains on sale during the second quarter 2017 as well as lower income from servicing of loans for others. Second quarter 2017 mortgage loans sales totaled $1.8 million versus $1.8 million for first quarter 2017, and $2.5 million for second quarter 2016. Second quarter 2017, first quarter 2017, and second quarter 2016 included mortgage servicing amortization and periodic impairment charges (net) of $69 thousand, $70 thousand, and $65 thousand, respectively. (Losses)/Gains on sales of securities during the second quarter 2017 was ($14) thousand while first quarter 2017 and second quarter 2016 totaled $0 thousand and $146 thousand, respectively. Other income includes bank owned life insurance income and rental income.

Non-Interest Expense

Non-interest expense for second quarter 2017 decreased $567 thousand versus first quarter 2017 and increased $222 thousand versus second quarter 2016.

Total compensation expense decreased $370 thousand versus first quarter 2017. A reduction in salary expense for the second quarter of $78 thousand was mainly attributable to open positions. Benefit expense declined $184 thousand in the second quarter as adjustments were made to performance related benefits and lower medical insurance costs. Payroll taxes declined in the second quarter, as compared to the first quarter, by $73 thousand. Total compensation expenses year-over-year increased by $11 thousand and is mainly attributable to the lower current period benefit expenses offset by higher deferred expenses related to loan origination in the second quarter of 2016.

Premises and equipment expense increased $12 thousand versus first quarter 2017 and increased $63 thousand versus second quarter 2016. The year-over-year increase was substantially attributable to lease expense.

Data processing expense increased $32 thousand versus first quarter 2017 and increased $55 thousand versus second quarter 2016. Second quarter 2017 increases in core data processing expense, which include a timing difference of $16 thousand, and ATM and debit card processing were largely offset by reductions in data communication related expenses. The year over year increase includes the 2017 timing difference as well as increased core data processing expense in the current quarter.

Professional fees increased $47 thousand versus first quarter 2017, and $200 thousand versus second quarter 2016. Increases over both the first quarter 2017 and second quarter 2016 were primarily attributable to consulting and audit related fees. In the second quarter of 2017 declines in legal and investment management expense contributed to the lower net quarter over quarter increase.

Loan related expenses declined $146 thousand as compared to first quarter 2017 and increased $30 thousand versus second quarter 2016. The decrease in current quarter expense is substantially attributable to a first quarter loss on sale of OREO. The year over year increase is substantially attributable to increased OREO carrying costs.

The effective income tax rates for second quarter 2017, first quarter 2017 and second quarter 2016 were 24.62%, 27.00% and 27.79%, respectively.

Loans

Net loans receivable increased $7 million during second quarter 2017 to $772 million at June 30, 2017, compared with $765 million at March 31, 2017, and increased $22 million compared with $750 million at June 30, 2016.

Asset Quality

Non-performing assets increased $0.8 million during second quarter 2017 to $11.7 million, or 1.2% of assets at June 30, 2017, from $10.9 million, or 1.2% of assets at March 31, 2017, and decreased $2.9 million from $14.6 million, or 1.6% of assets, at June 30, 2016.

The amount of total impaired and potential problem loans decreased to $21.5 million (2.8% of gross loans receivable) during second quarter 2017, compared to $23.6 million, or 3.1% of gross loans receivable at March 31, 2017, and decreased $9.1 million from $30.6 million, or 4.2% of gross loans receivable at June 30, 2016.

Accruing loans receivable 30-to-89 days past due decreased $8.7 million during second quarter 2017 to $3 million, or 0.38% of gross loans receivable, from $11.7 million, or 1.52% of gross loans receivable at March 31, 2017, and decreased $0.6 million from $3.6 million, or 0.47% of gross loans receivable at June 30, 2016.

Provision for loan loss expense was $364 thousand for second quarter 2017 versus $352 thousand for first quarter 2017, and $525 thousand for second quarter 2016. Net loan charge-offs were $155 thousand for the second quarter 2017, $194 thousand for first quarter 2017 and $684 thousand for the second quarter 2016. Reserve coverage, as measured by the ratio of the allowance for loan losses to gross loans, was 0.83% for the second quarter 2017, versus 0.82% for first quarter 2017 and 0.76% for second quarter 2016.

Salisbury endeavors to work constructively to resolve its non-performing loan issues with customers. Substantially all non-performing loans are collateralized with real estate and the repayment of such loans is largely dependent on the return of such loans to performing status or the liquidation of the underlying real estate collateral.

Capital

Book value per common share increased $0.28 as compared to first quarter 2017 and increased $1.09 as compared to the second quarter 2016. Tangible book value per common share decreased $0.32 during second quarter 2017, to $28.94 and increased $0.66 as compared to the second quarter 2016. The second quarter 2017 net decline in tangible book value, which excludes goodwill and core deposit intangibles, reflects the addition of $1.3 million to goodwill and $632 thousand to core deposit intangibles related to the acquisition of the New Paltz, New York branch.

Shareholders’ equity increased $1.3 million in second quarter 2017 to $96.5 million at June 30, 2017. Contributing to the increase in shareholders’ equity for second quarter 2017 was net income of $1.9 million, and a $0.1 million increase in common stock offset by common stock dividends paid of $0.8 million.

The Bank’s regulatory capital ratios remain in compliance with regulatory “well capitalized” requirements. At June 30, 2017, Salisbury’s Tier 1 leverage, total risk-based capital, and common equity tier 1 capital ratios were 8.77%, 13.12%, and 10.88%, respectively. The Bank’s Tier 1 leverage, total risk-based capital, and common equity tier 1 capital ratios were 9.53%, 12.70%, and 11.81%, respectively, compared with regulatory “well capitalized” minimums of 5.00%, 10.00%, and 6.5%, respectively.

Second Quarter 2017 Dividends on Common Shares

The Board of Directors of Salisbury declared a $0.28 per common share quarterly cash dividend at its July 28, 2017 meeting. The dividend will be paid on August 25, 2017 to shareholders of record as of August 11, 2017.

Background

Salisbury Bancorp, Inc. is the parent company of Salisbury Bank and Trust Company, a Connecticut chartered commercial bank serving the communities of northwestern Connecticut and proximate communities in New York and Massachusetts, since 1848, through full service branches in Canaan, Lakeville, Salisbury and Sharon, Connecticut; Great Barrington, South Egremont and Sheffield, Massachusetts; and Dover Plains, Fishkill, Millerton, Newburgh, New Paltz, Poughkeepsie, and Red Oaks Mill, New York. The Bank offers a broad spectrum of consumer and business banking products and services as well as trust and wealth advisory services.

Forward-Looking Statements

This news release may contain statements relating to future results of Salisbury’s and the Bank’s future results that are considered “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs and expectations of management as well as the assumptions and estimates made by management using information currently available to management. Since these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions, including among others: changes in market interest rates and general and regional economic conditions; changes in laws and regulations; changes in accounting principles; and the quality or composition of the loan and investment portfolios, technological changes and cybersecurity matters, and other factors that may be described in Salisbury’s quarterly reports on Form 10-Q and its annual report on Form 10-K, which are available at the Securities and Exchange Commission’s website (www.sec.gov) and to which reference is hereby made. Forward-looking statements made by Salisbury in this news release speak only as of the date they are made. Events or other facts that could cause Salisbury’s actual results to differ may arise from time to time and Salisbury cannot predict all such events and factors. Salisbury undertakes no obligation to publicly update any forward-looking statement unless as may be required by law.

Salisbury Bancorp, Inc. and Subsidiary

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)	June 30, 2017 (unaudited)	December 31, 2016
ASSETS
Cash and due from banks	$5,920	$5,434
Interest bearing demand deposits with other banks	55,472	30,051
Total cash and cash equivalents	61,392	35,485
Securities
Available-for-sale at fair value	81,016	79,623
Federal Home Loan Bank of Boston stock at cost	3,452	3,211
Loans held-for-sale	594	—
Loans receivable, net (allowance for loan losses: $6,493 and $6,127)	771,850	763,184
Other real estate owned	3,854	3,773
Bank premises and equipment, net	16,149	14,398
Goodwill	13,827	12,552
Intangible assets (net of accumulated amortization: $3,763 and $3,511)	2,116	1,737
Accrued interest receivable	2,303	2,424
Cash surrender value of life insurance policies	14,211	14,038
Deferred taxes	1,320	1,367
Other assets	2,722	3,574
Total Assets	$974,806	$935,366
LIABILITIES and SHAREHOLDERS' EQUITY
Deposits
Demand (non-interest bearing)	$219,660	$218,420
Demand (interest bearing)	132,899	127,854
Money market	194,704	182,476
Savings and other	145,937	135,435
Certificates of deposit	118,141	117,585
Total deposits	811,341	781,770
Repurchase agreements	2,126	5,535
Federal Home Loan Bank of Boston advances	47,302	37,188
Subordinated debt	9,799	9,788
Note payable	327	344
Capital lease liability	1,987	418
Accrued interest and other liabilities	5,379	6,316
Total Liabilities	878,261	841,359
Shareholders' Equity
Common stock - $.10 per share par value
Authorized: 5,000,000;
Issued: 2,785,066 and 2,758,086	279	276
Unearned compensation - restricted stock awards	(738)	(352)
Paid-in capital	42,984	42,085
Retained earnings	53,453	51,521
Accumulated other comprehensive income, net	567	477
Total Shareholders' Equity	$96,545	$94,007
Total Liabilities and Shareholders' Equity	$974,806	$935,366

Salisbury Bancorp, Inc. and Subsidiary

CONSOLIDATED STATEMENTS OF INCOME (unaudited)

Periods ended June 30,	Three months ended		Six months ended
(in thousands, except per share amounts)	2017	2016	2017	2016
Interest and dividend income
Interest and fees on loans	$8,235	$7,938	$16,577	$15,869
Interest on debt securities
Taxable	354	286	672	579
Tax exempt	113	237	277	523
Other interest and dividends	94	60	176	134
Total interest and dividend income	8,796	8,521	17,702	17,105
Interest expense
Deposits	578	529	1,094	1,037
Repurchase agreements	1	1	1	2
Capital lease	20	17	37	35
Note payable	5	6	7	11
Subordinated debt	156	156	312	312
Federal Home Loan Bank of Boston advances	266	245	528	476
Total interest expense	1,026	954	1,979	1,873
Net interest and dividend income	7,770	7,567	15,723	15,232
Provision for loan losses	364	525	716	988
Net interest and dividend income after provision for loan losses	7,406	7,042	15,007	14,244
Non-interest income
Trust and wealth advisory	892	884	1,746	1,668
Service charges and fees	902	753	1,863	1,455
Gains on sales of mortgage loans, net	30	57	79	96
Mortgage servicing, net	31	45	76	79
(Loss)/gains on sales of available-for-sale securities, net	(14)	146	(14)	148
Other	110	115	223	229
Total non-interest income	1,951	2,000	3,973	3,675
Non-interest expense
Salaries	2,777	2,687	5,667	5,261
Employee benefits	831	910	1,919	1,998
Premises and equipment	907	844	1,802	1,739
Data processing	504	449	977	896
Professional fees	764	564	1,481	944
Collections, OREO and loan related	155	125	456	311
FDIC insurance	98	176	247	310
Marketing and community support	152	180	403	380
Amortization of core deposit intangibles	126	152	252	307
Other	546	551	1,081	1,330
Total non-interest expense	6,860	6,638	14,285	13,476
Income before income taxes	2,497	2,404	4,695	4,443
Income tax provision	615	669	1,208	1,196
Net income	$1,882	$1,735	$3,487	$3,247
Net income allocated to common shareholders	$1,867	$1,721	$3,461	$3,220

Basic earnings per common share	$0.68	$0.63	$1.26	$1.18
Diluted earnings per common share	0.67	0.63	1.25	1.17
Common dividends per share	0.28	0.28	0.56	0.56

Salisbury Bancorp, Inc. and Subsidiary

SELECTED CONSOLIDATED FINANCIAL DATA (unaudited)

At or for the three month periods ended
(in thousands, except per share amounts and ratios)	Q2 2017	Q1 2017	Q4 2016	Q3 2016	Q2 2016
Total assets	$974,806	$939,549	$935,366	$928,445	$913,494
Loans receivable, net	771,850	764,665	763,184	753,623	749,523
Total securities	84,468	80,359	82,834	79,738	83,874
Deposits	811,341	772,416	781,770	786,730	754,471
FHLBB advances	47,302	52,745	37,188	27,134	47,083
Shareholders’ equity	96,545	95,221	94,007	93,554	92,584
Wealth assets under administration	585,759	524,459	516,350	509,557	424,702
Discretionary wealth assets under administration	374,271	365,086	366,167	361,326	355,560
Non-discretionary wealth assets under administration	211,488	159,373	150,183	148,230	69,142
Non-performing loans	7,835	7,057	8,792	11,673	14,579
Non-performing assets	11,690	10,890	12,565	14,496	14,579
Accruing loans past due 30-89 days	2,961	11,689	4,537	5,889	3,569
Net interest and dividend income	7,770	7,953	7,687	7,687	7,567
Net interest and dividend income, tax equivalent	8,003	8,214	7,966	7,981	7,882
Provision for loan losses	364	352	503	344	525
Non-interest income	1,951	2,023	2,327	1,888	2,000
Non-interest expense	6,860	7,427	7,411	6,500	6,638
Income before income taxes	2,497	2,197	2,100	2,731	2,403
Income tax provision	615	593	580	812	669
Net income	1,882	1,604	1,520	1,919	1,734
Net income allocated to common shareholders	1,867	1,594	1,509	1,904	1,721

Per share data
Basic earnings per common share	$ 0. 68	$0.58	$0.55	$0.70	$0.63
Diluted earnings per common share	0.67	0.58	0.55	0.69	0.63
Dividends per common share	0.28	0.28	0.28	0.28	0.28
Book value per common share	34.66	34.38	34.07	33.92	33.57
Tangible book value per common share - Non-GAAP(1)	28.94	29.26	28.90	28.63	28.28

Common shares outstanding at end of period	2,785	2,770	2,758	2,758	2,758
Weighted average common shares outstanding, to calculate basic earnings per share	2,757	2,749	2,737	2,737	2,735
Weighted average common shares outstanding, to calculate diluted earnings per share	2,775	2,768	2,755	2,751	2,749

Profitability ratios
Net interest margin (tax equivalent)	3.63%	3.74%	3.63%	3.57%	3.71%
Efficiency ratio(2)	66.93	69.06	67.08	64.13	66.51
Non-interest income to operating revenue	20.18	20.28	19.81	19.22	20.63
Effective income tax rate	24.62	27.00	27.62	29.71	27.79
Return on average assets	0.77	0.70	0.65	0.81	0.77
Return on average common shareholders’ equity	7.82	6.83	6.43	8.20	7.58

Credit quality ratios
Net charge-offs to average loans receivable, gross	0.02%	0.03%	0.04%	0.02%	0.37%
Non-performing loans to loans receivable, gross	1.01	0.92	1.16	1.54	1.93
Accruing loans past due 30-89 days to loans receivable, gross	0.38	1.53	0.60	0.78	0.47
Allowance for loan losses to loans receivable, gross	0.83	0.82	0.79	0.78	0.76
Allowance for loan losses to non-performing loans	82.87	89.05	69.43	50.47	39.22
Non-performing assets to total assets	1.20	1.16	1.34	1.56	1.60

Capital ratios
Common shareholders' equity to assets	9.90%	10.13%	10.05%	10.08%	10.14%
Tangible common shareholders' equity to tangible assets - Non-GAAP(1)	8.41	8.76	8.64	8.66	8.68
Tier 1 leverage capital	8.77	8.83	8.69	8.47	8.77
Total risk-based capital	13.12	13.34	13.26	13.25	13.08
Common equity tier 1 capital	10.88	11.10	11.02	11.01	10.86

(1) Refer to schedule labeled “Supplemental Information – Non-GAAP Financial Measures”.
(2) Calculated using SNL’s (publicly recognized resource of bank data) methodology, as follows: Noninterest expense before OREO expense, amortization of intangibles, and goodwill impairments as a percent of net interest income (fully taxable equivalent) and noninterest revenues, excluding gains from securities transactions and litigation expenses.

Salisbury Bancorp, Inc. and Subsidiary

SUPPLEMENTAL INFORMATION – Non-GAAP Financial Measures (unaudited)

At or for the quarters ended
(in thousands, except per share amounts and ratios)	Q2 2017	Q1 2017	Q4 2016	Q3 2016	Q2 2016
Shareholders' Equity	$96,545	$95,221	$94,007	$93,554	$92,584
Less: Goodwill	(13,827)	(12,552)	(12,552)	(12,552)	(12,552)
Less: Intangible assets	(2,116)	(1,611)	(1,737)	(1,883)	(2,031)
Tangible Common Shareholders' Equity	$80,602	$81,058	$79,718	$79,119	$78,001
Total Assets	$974,806	$939,549	$935,366	$928,445	$913,494
Less: Goodwill	(13,827)	(12,552)	(12,552)	(12,552)	(12,552)
Less: Intangible assets	(2,116)	(1,611)	(1,737)	(1,883)	(2,031)
Tangible Total Assets	$958,863	$925,386	$921,077	$914,010	$898,911
Common Shares outstanding	2,785	2,770	2,758	2,758	2,758

Book value per Common Share – GAAP	$34.66	$34.38	$34.09	$33.92	$33.57
Tangible book value per Common Share - Non-GAAP	28.94	29.26	28.90	28.69	28.28

Common Shareholders’ Equity to Assets – GAAP	9.90%	10.13%	10.05%	10.08%	10.14%
Tangible Common Shareholders’ Equity to Tangible Assets – Non-GAAP	8.41	8.76	8.65	8.66	8.68

Non-interest expense	$6,860	$7,427	$7,411	$6,499	$6,639
Less: Amortization of core deposit intangibles	(126)	(126)	(146)	(148)	(152)
Less: Foreclosed property expense	(63)	(232)	(493)	(27)	(12)
Less: Strategic initiatives	—	—	(155)	—	—
Operating expenses	$6,671	$7,069	$6,617	$6,324	$6,475
Net interest and dividend income, tax equivalent	$8,003	$8,214	$7,966	$7,981	$7,882
Non-interest income	1,951	2,023	2,326	1,889	2,000
Losses/ (gains) on securities, net	14	—	(427)	(10)	(146)
Operating revenue	$9,968	$10,237	$9,865	$9,860	$9,736
Efficiency Ratio	66.93%	69.06%	67.08%	64.13%	66.50%